Exhibit 99.8

News Release

FOR FURTHER INFORMATION CONTACT:
Randall H. Riley
Vice President, Investor Relations
FOR IMMEDIATE RELEASE
CITIZENS, INC. FIRST QUARTER EARNINGS RESULTS
Austin, Texas – May 8, 2008 – Citizens, Inc. (NYSE: CIA) reported net income of $2.7 million or $0.05 per share of Class A common stock for the quarter ended March 31, 2008, a 12.1% increase over net income of $2.4 million or $0.05 per share of Class A common stock during the same period in 2007. The increase was primarily due to higher premium income, fueled by continued strong renewal life insurance premiums as well as an increase in net investment income.
Total revenues for the first three months of 2008 were $39.9 million compared to $38.4 million in 2007, an increase of 3.9%. Continued growth in premium income in the international life business, as well as the increase in net investment income were the primary reasons for the increase in revenues. Premiums for the first quarter of 2008 increased 4.0% to $32.7 million from $31.4 million in the first quarter of 2007, due to continued persistency in the international life and home service segments. Net investment income increased 5.6% during the first quarter of 2008 to $7.5 million compared to $7.1 million in the first quarter 2007. The increase was due primarily from the growth in the investment portfolio during 2007 and the first part of 2008.
Claims and surrenders decreased slightly to $13.1 million in the first quarter 2008 compared to $13.2 million in the first quarter of 2007, due primarily to favorable death claim experience comparatively between quarters.
Underwriting, acquisition and insurance expense were unchanged in the first quarter of 2008 from 2007 at $6.9 million, largely related to integration of our Home Service segment into Citizens’ back office operations.
Assets at March 31, 2008 totaled $794.2 million, compared to $787.9 million at December 31, 2007. Stockholders’ equity at March 31, 2008 was $176.3 million compared to $176.2 million at December 31, 2007.
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P.O. Box 149151  ▪ Austin, Texas 78714-9151 ▪ Phone 512 837-7100 ▪ Fax: 512-836-9334
email: PR@citizensinc.com ▪ web site: www.citizensinc.com

Citizens, Inc. will host a conference call to discuss its first quarter 2008 operating results at 10:00 a.m. Central Daylight Time on Friday, May 9, 2008, and will be hosted by Rick D. Riley, Vice Chairman and President, Tom Kopetic, Chief Financial Officer and other members of the Citizens, Inc. management team.
To participate in the Citizens, Inc. conference call on Friday, May 9, 2008, please dial (888) 742-8686 and when prompted enter confirmation code #8442219. It is recommended you dial in 3-5 minutes before the call is scheduled to begin.
About Citizens, Inc.
Citizens, Inc. is a financial services company listed on the New York Stock Exchange under the symbol CIA. The Company plans to achieve $1 billion in assets, $250 million in revenues and $10 billion of life insurance in force by 2010, via the worldwide sale of U.S. dollar denominated whole life cash value insurance policies, coupled with the acquisition of other life insurance companies. Citizens’ Class A common stock closed at $6.30 on May 7, 2008.
Additional information is available about the Company on its web site: www.citizensinc.com.
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Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “may,” “will,” “expect,” “anticipate” or “continue” or comparable words. In addition, all statements other than statements of historical facts that address activities that the Company expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of the Company, particularly its Form 10-K for the fiscal year ended December 31, 2007, its quarterly reports on Form 10-Q and its current reports on Form 8-K, for the meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management. The Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in the Company’s expectations. The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by the investment community.

CITIZENS, INC.
COMPARATIVE CONSOLIDATED FINANCIAL HIGHLIGHTS
(In thousands, except per share amounts)
OPERATING STATEMENTS

	(Unaudited)
	Three Months Ended
	March 31,
	2008	2007
Revenues
Premiums	$32,670	$31,441
Net investment income	7,464	7,067
Realized gains (losses), net	16	(13)
Increase in fair value of warrants	(503)	(427)
Other income	279	352

Total revenues	39,926	38,420

Benefits and Expenses
Insurance benefits paid or provided:
Claims and surrenders	13,078	13,180
Increase in future policy benefit reserves	6,997	6,935
Policyholders’ dividends	1,377	1,230

Total insurance benefits paid or provided	21,452	21,345
Commissions	7,711	8,389
Other underwriting, acquisition and insurance expenses	6,911	6,900
Capitalization of deferred policy acquisition costs	(4,855)	(6,124)
Amortization of deferred policy acquisition costs	3,562	3,151
Amortization of cost of customer relationships acquired and other intangibles	764	841

Total benefits and expenses	35,545	34,502

Income before Federal income tax	4,381	3,918

Federal income tax expense	1,646	1,479

Net income	$2,735	$2,439

Net income applicable to common stock	$2,223	$1,936

Basic and diluted earnings per share of Class A common stock	$0.05	$0.05

Basic and diluted earnings per share of Class B common stock	$0.03	$0.02

BALANCE SHEETS

	(Unaudited)
	March 31,	December 31,
	2008	2007
Total assets	$794,209	$787,909
Total invested assets	591,212	585,296
Stockholders’ equity	176,289	176,157